EXHIBIT 99.1


PETROGEN LOGO APPEARS HERE

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE


                PETROGEN'S HAWES FIELD DAILY GAS FLOW TO INCREASE

       - COMPRESSION INITIATIVE ANTICIPATED TO DOUBLE CURRENT PRODUCTION -


HOUSTON, TX - SEPTEMBER 14TH, 2005 - PETROGEN CORP. (OTC BULLETIN BOARD: PTGC) announced today that it has entered into an agreement with Hanover Compression Company (NYSE: HC) of Houston Texas (Hanover) to implement 2-stage natural gas compression to Petrogen's Emily Hawes #3A well (EH#3A) at its Emily Hawes Field property, Calhoun County, Texas. Hanover is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas processing and transportation applications.

Petrogen sought input from three independent compression services companies to analyze the Company's EH#3A well data. On August 30, 2005, Hanover was contracted to ascertain to what degree natural gas flow rates could be increased from the well through the addition of compression. Results of wellbore pressure and data analyses indicate that production flows from the EH#3A can be increased to approximately 800Mcfgd with one stage of compression, doubling current average daily production.

High line pressures on the Northern Natural Gas/Matagorda Offshore Pipeline System sales pipeline (NNG/MOPS) have resulted in suppressing optimum daily natural gas flow rates from the EH#3A. Results of the Hanover analysis further indicate that the addition of compression on the EH#3A can result in higher flow rates from the EH#3A into the NNG/MOPS, into which Petrogen's Matagorda Island Gas Gathering System (MIGS) ties.

Over the course of the past six weeks, natural gas production from the EH#3A has fluctuated between 250Mcfgd to 1,500Mcfgd during which time the Company has been receiving daily sales prices for its natural gas production from the EH#3A ranging from $10.00 per Mcfg up to as high as $15.05 per Mcfg.

Sacha H. Spindler, Petrogen's Chief Executive Officer stated, "Introducing compression to the EH#3A will substantially increase its daily natural gas production resulting in significantly greater revenues from the well. The Company is already receiving revenues from the EH#3A, and with the anticipated daily production increases, those revenues will be realized to an even greater extent due to the very high take away sales prices Petrogen is receiving for its natural gas from Emily Hawes Field."

On November 23, 2004, Petrogen announced that it successfully tested natural gas from the EH#3A well from the Basal Miocene M1 sand with an absolute open flow of 1,998 mcfgd; 978 mcfgd was tested on a 14/64" choke with flowing tubing pressure of 1,395 psi and a final shut-in pressure of 1,950 psi.

On May 7, 2005, crews were mobilized to Emily Hawes Field and immediately began an extended production test of the EH#3A well. The well tested initial production rates between 266Mcfgd on a 10/64" choke to 750 mcfgd on a 12/64" choke with final flowing tubing pressure of 1,420 psi against 400 psi back-pressure. Analysis of the gas produced during this test measured 97.3% methane with 1,025 BTU/cubic foot content. The high BTU content of the well is providing for exceptional sales prices at the NNG, which have recently been as high as $15.05/Mcfg. On August 3rd, 2005 Petrogen announced that it had commenced natural gas sales from the EH#3A well; the well has been producing natural gas consistently since that time.

The Emily Hawes Field property is located approximately 90 miles southwest of Houston, Texas within the prolific oil and gas producing Miocene-Frio trend of the onshore and offshore Texas Gulf Coast . Near term plans include the expansion of operations through the development of a number of infill and step-out drilling locations targeted at the Basal Miocene Sands within the Emily Hawes Field after the completion and hook-up of the EH#3A well.

ABOUT MATAGORDA  ISLAND

Matagorda Island is one of seven barrier islands located in the Gulf of Mexico, Texas Gulf Coast . Today, Texas and the Texas Gulf Coast represent one of the premier oil and gas exploration regions in the world, accounting for 32% of all natural gas production and 27% of proved natural gas reserves in the United States . Over the past few years, several large discoveries by Shell, BP and Chevron Texaco have contributed to the growing prominence of the Gulf Coast region as a hotbed for the expansion of domestic natural gas developments. Matagorda Island is approximately 34 miles long by 4 miles wide and is situated along the prolific, natural gas producing Miocene/Frio trend.

ABOUT  PETROGEN

Petrogen Corp. (PTGC.OB) is a Houston, Texas based up-stream energy company specializing in the acquisition and development of natural gas properties with known hydrocarbon reserves in the Texas Gulf Coast region. For further information, please visit the Company's website at www.petrogencorp.com.


                                     # # #

________________________________________________________________________________

THIS NEWS RELEASE MAY INCLUDE  FORWARD-LOOKING  STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, THE COMPANY'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE " SAFE HARBOR " PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.


CONTACTS:

COMPANY CONTACT                                INVESTOR RELATIONS CONTACT

Louis J. Fruchier                              Barry Gross
VP, Corporate Development & Communications     President
Petrogen Corp.                                 Gross Capital, Inc.
888-875-1155                                   361-949-4999
fruchier@petrogencorp.com                      barry@grosscapital.com